Exhibit 99.1

Deltagen Announces First Drug Development Target
From Its Research Pipeline

DT011M is a Specific and Key Player in Insulin Secretion

REDWOOD CITY, Calif., Jan. 31/PRNewswire-FirstCall/ — Deltagen, Inc. (Nasdaq: DGEN–news), announced today the identification of DT011M, a key insulin-mediating drug target, for the potential treatment of obesity and related diseases, such as diabetes. Deltagen has plans to initiate a chemical screening program and compound development efforts during 2002.

“Current drugs for diabetes seek to manage blood glucose level and do not address the underlying disorder. We believe that our target mediates insulin secretion from the pancreas after meals causing a direct decrease in fat production and storage in the body as well as mediating insulin sensitivity,” said Stephen J. Peroutka, M.D., Ph.D., vice president of clinical research at Deltagen. “The ability to objectively and systematically analyze multiple molecular targets within a single biochemical pathway led to the identification of an ‘optimal’ target within a specific biological pathway that mediates weight gain in mammals. DT011M is highly validated in terms of its mechanism of action and it is predicted to have a low incidence of untoward side effects.”

DT011M was discovered through the application of Deltagen’s Target Research and Drug Discovery program, which includes the company’s proprietary systems biology infrastructure (DeltaBase™), gene pathway analysis and pharmaceutically-relevant disease challenge models.

“Deltagen has built a unique and powerful drug discovery platform that utilizes a systems biology approach to discover targets associated with key human disease states. DT011M is the first of what we believe will be a series of exciting new drug targets flowing from our Target Research and Drug Discovery programs,” said William Matthews, Ph.D., president and chief executive officer of Deltagen.

Deltagen’s Target Research and Development program, which focuses on “druggable” gene families such as receptors, enzymes and channels, has to date validated and analyzed hundreds of potential targets using the company’s proprietary in vivo mammalian gene knockout technologies and its comprehensive phenotypic analysis program. Through extensive evaluation of these pipeline targets and their roles in specific mammalian biological pathways, Deltagen has identified numerous molecular targets that appear to play key roles in significant human disease states. DT011M was identified and validated as a potential target for the treatment of obesity and diabetes using disease challenge models. Knockout mice in which the DT011M target was functionally deleted demonstrated an 11 percent body weight gain on a high fat diet while “normal” control mice experienced a 36 percent body weight increase on the same diet, representing a greater than a three-fold increase difference in weight gain.

Each year over $100 billion, or 10 percent of all healthcare dollars, are spent in the United States on diabetes care. Worldwide, over $5 billion was spent in 2000 on oral diabetes drugs and over $12.5 billion in expenditures is estimated for 2006. Over 30 percent of the population of the United States is considered obese, a leading factor in diabetes.

Deltagen’s president and chief executive officer William Matthews, Ph.D., will present today at 11:30 a.m. eastern time at the U.S. Bancorp Piper Jaffray Healthcare Conference and will provide additional details on DT011M as well as a general business overview. A web cast of the presentation will be made available by accessing on of the following URL: Real Media:
http://www.on24.com/clients/piperjaffray/conference_020129/index.html?presente

Deltagen is a biopharmaceutical company headquartered in Redwood City, California, and a world leader in the area of in vivo mammalian gene function information. Understanding the function, role and disease relevance of mammalian genes may facilitate the discovery and validation of drug targets and to advance the development of new genomic-based medicines. Deltagen’s principal product, DeltaBase™, provides a database of in vivo derived, mammalian gene function information. In addition, the company is dedicated to determining the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Deltagen currently have secreted protein agreements with Lilly and Hyseq, Inc. Current DeltaBase collaborators include Pfizer, Inc., GlaxoSmithKline, plc, Lexicon Genetics, Inc. and Vertex Pharmaceuticals, Inc.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to our ability to identify drug candidates including drug candidates relevant to DT011M, uncertainties related to product and drug development, dependence on proprietary technology, uncertainties related to third-party patents and other intellectual property, cited in the risk factors sections of the Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.